As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VIRTUAL RADIOLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0074530 (I.R.S. Employer Identification Number)
11995 Singletree Lane, Suite 500, Eden Prairie, Minnesota 55344
(Address of principal executive office) (Zip Code)
Virtual Radiologic Corporation Amended and Restated Equity Incentive Plan
(Full title of the plan)
Robert C. Kill
President and Chief Executive Officer
Virtual Radiologic Corporation
11995 Singletree Lane, Suite 500
Eden Prairie, MN 55344
(952) 595-1100
(Name and address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common Stock, par value $0.001 per share	500,000 shares	$10.97	$5,485,000	$391.08

(1)	Represents an increase in the total number of shares reserved for issuance under the plan. An aggregate of 2,920,916 shares has been previously registered under a Registration Statement on Form S-8 (Registration No. 333-148027) with respect to the plan, as well as Non-Incentive Stock Option Agreements with Nabil N. El-Hage, Andrew Hertzmark, Mark Jennings and Richard Nigon. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of additional shares as may be issued as a result of anti-dilution provisions contained in the plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock on February 18, 2010 on the Nasdaq Global Market.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES
          The registrant, Virtual Radiologic Corporation (the “Registrant” or “vRad”), previously filed a Registration Statement on Form S-8 (Registration No. 333-148027) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 2,920,916 shares of vRad’s common stock to be issued under the Virtual Radiologic Corporation Amended and Restated Equity Incentive Plan (the “Plan”), as well as Non-Incentive Stock Option Agreements with Nabil N. El-Hage, Andrew Hertzmark, Mark Jennings and Richard Nigon. The contents of such previously filed Registration Statement, including without limitation periodic reports that the Registrant filed, or will file, after this Registration Statement to maintain current information about the Registrant, are incorporated by reference herein, with the exception of Items 3, 5, and 9 of Part II of such prior Registration Statement, which are amended and restated in their entirety herein. Pursuant to General Instruction E of Form S-8, this Registration Statement is filed by vRad solely to register an additional 500,000 shares of vRad’s common stock reserved for issuance under the Plan. The increase in the number of shares of vRad’s common stock authorized under the Plan was approved by vRad’s board of directors and stockholders.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents, filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 18, 2010 (File No. 001-33815)

(b)	The description of the Registrant’s common stock, incorporated by reference into the Registrant’s Registration Statement on Form 8-A, filed on November 8, 2007 (File No. 001-33815), and contained in the Registrant’s Registration Statement on Form S-1, filed on August 11, 2006, as amended by Amendments Nos. 1, 2, 3, 4, 5, 6, 7, and 8 filed on September 26, 2006, February 9, 2007, July 2, 2007, September 17, 2007, October 19, 2007, November 2, 2007, November 7, 2007 and November 13, 2007, respectively (Registration No. 333-136504).
          In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
Item 5. Interests of Named Experts and Counsel
     Michael J. Kolar, Vice President, General Counsel and Secretary of the Registrant, who is passing on the validity of the common stock offered under the Plan, is a full-time employee of the Registrant and is eligible to participate in various employee stock-based benefit plans, including the Plan.
Item 8. Exhibits
     The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form
S-1 (Registration No. 333-136504) filed by the Registrant on September 17, 2007, as amended)

5.1	Opinion of Michael J. Kolar, Vice President, General Counsel & Secretary of the Registrant (Filed herewith)

23.1	Consent of Deloitte & Touche LLP (Filed herewith)

Exhibit No.	Description
23.2	Consent of PricewaterhouseCoopers LLP (Filed herewith)

23.3	Consent of Michael J. Kolar, Vice President, General Counsel & Secretary of the Registrant (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes as follows:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota on February 22, 2010.

VIRTUAL RADIOLOGIC CORPORATION
By:	/s/ Robert C. Kill
Robert C. Kill
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY
          Each person whose signature appears below hereby authorizes and appoints Robert C. Kill and Leonard C. Purkis or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert C. Kill Robert C. Kill	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 22, 2010

	Chief Financial Officer (Principal	February 22, 2010
/s/ Leonard C. Purkis Leonard C. Purkis	Financial and Accounting Officer)

/s/ Nabil N. El-Hage Nabil N. El-Hage	Director	February 22, 2010

/s/ Andrew P. Hertzmark Andrew P. Hertzmark	Director	February 22, 2010

/s/ Mark E. Jennings Mark E. Jennings	Director	February 22, 2010

/s/ Eduard Michel Eduard Michel, M.D., Ph.D.	Director	February 22, 2010

/s/ Richard J. Nigon Richard J. Nigon	Director	February 22, 2010

/s/ Kevin H. Roche Kevin H. Roche	Director	February 22, 2010

Signature	Title	Date

/s/ David L. Schlotterbeck David L. Schlotterbeck	Director	February 22, 2010

/s/ Brian F. Sullivan Brian F. Sullivan	Director	February 22, 2010

VIRTUAL RADIOLOGIC CORPORATION
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No. 333-136504) filed by the Registrant on September 17, 2007, as amended)	Previously Filed

5.1	Opinion of Michael J. Kolar, Vice President, General Counsel & Secretary of the Registrant	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.3	Consent of Michael J. Kolar, Vice President, General Counsel & Secretary of the Registrant	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement